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                                   ENDORSEMENT


In order to comply with the requirements of Section 403(b) of the Internal Revenue Code, the following endorsements are made on this contract. Any provisions of this contract other that are not consistent with these endorsements are hereby modified or nullified so as to be consistent.

(1) This contract is not transferable by the owner (who will be the annuitant) and is established for the exclusive benefit of the owner or his/her beneficiaries. The owner may not transfer, sell, assign, discount, or pledge this Contract for a loan or a security for the performance of an obligation or any other purpose to any person other than to us at our Annuity Service Office.

(2) Except as provided under (3) below, the annual sum of purchase payments under this contract will not exceed $2,000.

(3) The annual purchase payment limitations for this contract when issued in connection with a simplified employee pension plan will be governed by a written formula and will not exceed $30,000.

(4) The entire interest of the owner will be distributed to him/her not later than the April 1 after the year in which he/she attains age 70 1/2, or will be distributed, commencing not later than such date, in accordance with regulations prescribed by the Secretary of his/her delegate,

        (A) over the life of such owner or the lives of such owner and his/her designated beneficiary, in equivalent installments under the terms of this contract,

        (B) over a period not extending beyond the life expectancy of such owner or the life expectancy of such owner and his/her designated beneficiary, in equivalent installments under the terms of this contract.

    All such required distributions will be made in accordance with the provisions of Section 401 (a)(9) of the Internal Revenue Code, including the incidental death benefit requirements, and the regulations issued thereunder, including the minimum distribution incidental benefit requirement of the regulations. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Internal Revenue Code regulations and the method of life expectancy calculation elected. The methods are (1) reduced by one for each calendar year which has elapsed since the date life expectancy was determined, or
    (2) annual recalculation. If a method of calculation is not elected, then the annual recalculation method will be used to determine life expectancy for minimum distribution.

(5) Distribution After Death

        (A) If an owner dies after distribution has begun but before his/her entire interest is distributed, the remaining portion will be distributed at least as rapidly as under the method being used at his/her death.

        (B) If an owner dies before distribution has begun, the entire interest must be distributed within five years after the owner's death except to the extent that any portion of his/her interest

             (i) is payable to (or for the benefit of) a designated beneficiary,

             (ii) payment is made over the life (or the life expectancy) of such designated beneficiary,

             (iii) and payment begins within one year after the date of the owner's death.

        (C) If the owner's surviving spouse is a designated beneficiary, distribution of such surviving spouse's interest must begin not later than the later of

             (i)  the date which is one year after the owner's death or

             (ii) the date that the owner would have attained age 70 1/2.

             If such surviving spouse dies before his/her distribution was to begin, the rules will apply as if the surviving spouse were the owner.

        (D) Distributions are considered to have begun if distributions were made on account of the owner's having attained age 70 1/2, or if prior to April 1 of the year after the year in which the owner would have attained age 70 1/2, distributions irrevocably commenced over a period permitted and in an annuity form acceptable under the Internal Revenue Code regulations.


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        (E)  Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Internal Revenue Code regulations and the method of life expectancy calculation elected. The methods are (1) reduced by one for each calendar year which has elapsed since the date life expectancy was determined, or (2) annual recalculation. If a method of calculation is not elected, then the annual recalculation method will be used to determine life expectancy for minimum distribution.

(6) The entire interest of the owner is nonforfeitable.

(7) Any dividends will be held by the insurer and applied toward the purchase of additional annuity benefits under the contract following the year the dividend became payable.

(8) The Company will furnish annual calendar year reports concerning the status of this contract.

(9) This contract may be amended by the Company at any time for the purpose of complying with changes in the Internal Revenue Code, regulations issued thereunder or published revenue rulings; provided that no such amendment will become effective until thirty days after the Company has given the policyholder written notice of such amendment by ordinary mail forwarded to the policyholder's last known address as shown on the Company's records, unless an earlier effective date is prescribed by such Code, regulations or rulings, in which case such earlier effective date will control.




                         SECURITY EQUITY LIFE INSURANCE COMPANY
                                 ARMONK, NEW YORK 10504